EXHIBIT 4.2

ARRANGEMENTAGREEMENT

THIS ARRANGEMENT AGREEMENT (“Agreement”)

is made as of the 4th day of October, 2023.

BETWEEN:

FSD PHARMA INC., a corporation incorporated pursuant to the laws of the Province of Ontario, Canada.

(“FSD Pharma” or “Corporation”)

- and -

CELLY NUTRITION CORP., a corporation incorporated pursuant to the laws of the Province of British Columbia, Canada.

(“Celly Nu”)

WHEREAS, pursuant to this Agreement, FSD Pharma and Celly Nu have agreed to proceed with a reorganization transaction by way of statutory plan of Arrangement under the provisions of the OBCA, whereby, among other things, FSD Pharma will undertake a reorganization transaction on the terms and conditions set out in this Agreement and the Plan of Arrangement annexed hereto as Schedule “A”;

AND WHEREAS the board of directors of FSD Pharma has determined that the consideration to be received by the holders of Class A Shares, Class B Shares, and FSD Pharma Distribution Warrants is fair to such FSD Pharma Securityholders and that the Arrangement is in the best interests of the Corporation;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto do hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions

In this Agreement, including the recitals hereto, unless there is something in the subject matter or context inconsistent therewith, the following capitalized words and terms shall have the following meanings:

“1940 Act” means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated from time to time thereunder.

“Affiliate” means an affiliate as defined in the Securities Act.

“Agreement” means this arrangement agreement, including the Schedules attached hereto, as may be supplemented or amended from time to time.

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“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of FSD Pharma.

“Arrangement Resolution” means the special resolution of the FSD Pharma Securityholders in respect of the Arrangement to be considered at the Meeting, substantially in the form of Schedule “A” hereto.

“Articles of Arrangement” means the articles of arrangement of the Corporation in respect of the Arrangement, to be filed with the OBCA Director pursuant to Section 183(1) of the OBCA after the Final Order is made, which shall include the Plan of Arrangement.

“Authority” means any: (i) multinational, federal, provincial, state, municipal, local or foreign governmental or public department, court, or commission, domestic or foreign; (ii) subdivision or authority of any of the foregoing; or (iii) quasi-governmental or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of its members or any of the above.

“Board of Directors” means the duly appointed board of directors of FSD Pharma or Celly Nu, as applicable.

“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Toronto, Ontario for the transaction of banking business.

“Circular” means the management information circular of FSD Pharma to be prepared and sent to the FSD Pharma Securityholders, FSD Pharma Non-Distribution Warrantholders and FSD Pharma Optionholders in connection with the Meeting, containing among other things, disclosure in respect of the Arrangement and prospectus level disclosure in respect of Celly Nu following completion of the Arrangement, together with all appendices, distributed by FSD Pharma to the FSD Pharma Securityholders in connection with the Meeting and filed with such Authorities in Canada as are required by Section 2.6 of this Agreement, or otherwise as required by applicable Law.

“Class A Shares” means the class A multiple voting shares of FSD Pharma.

“Class B Shares” means the class B subordinate voting shares of FSD Pharma.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“Celly Nu Shares” means the common shares in the capital of Celly Nu.

“Celly Nu Restricted Stock Units” means the restricted stock units that are issued and outstanding in the capital of Celly Nu.

“Dissent Right” has the meaning attributed to that term in Section 3.1 in the Plan of Arrangement.

“Effective Date” means the date shown on the Certificate of Arrangement issued by the Director.

“Effective Time” means 12:01 a.m. (Toronto) on the Effective Date.

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“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, prior claim, adverse claim, exception, reservation, restrictive covenant, agreement, easement, lease, license, right of occupation, option, right of use, right of first refusal, right of pre-emption, privilege or any matter capable of registration against title or any contract to create any of the foregoing.

“Fairness Opinion” means the opinion of Intellectual Capital Corporation delivered to the Board of Directors of FSD Pharma in connection with the Plan of Arrangement.

“Final Order” means the final order of the Court pursuant to Section 182(5) of the OBCA, after being informed of the intention to rely upon the exemption from registration under the U.S. Securities Act provided by Section 3(a)(10) thereunder in connection with the issuance of securities of FSD Pharma and Celly Nu to FSD Pharma Securityholders in the United States, approving the Plan of Arrangement as such order may be amended by the Court (with the consent of the Parties, acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (with the consent of the Parties, acting reasonably) on appeal.

“FSD Pharma Optionholders” means a holder of FSD Pharma Options.

“FSD Pharma Options” means outstanding options to acquire FSD Pharma Shares, each of which is exercisable for the purchase of one Class B Share.

“FSD Pharma Securities” means, collectively, the Class A Shares, Class B Shares and FSD Pharma Distribution Warrants.

“FSD Pharma Securityholders” means collectively FSD Pharma Shareholders and FSD Pharma Distribution Warrantholders.

“FSD Pharma Shareholders” means collectively the holders of Class A Shares and Class B Shares, at the applicable time.

“FSD Pharma Shares” means collectively Class A Shares and Class B Shares.

“FSD Pharma Distribution Warrantholders” means the holders of FSD Pharma Distribution Warrants.

“FSD Pharma Distribution Warrants” means outstanding warrants of FSD Pharma, each of which is exercisable for the purchase of one Class B Share, and which includes a provision in its applicable warrant certificate that is substantially in the form attached as Schedule “B” hereto or with the same substantive effective.

“FSD Pharma Non-Distribution Warrantholders” means the holders of FSD Pharma Non-Distribution Warrants.

“FSD Pharma Non-Distribution Warrants” means outstanding warrants of FSD Pharma, each of which is exercisable for the purchase of one Class B Share, and which does not include a provision in its applicable warrant certificate that is substantially in the form attached as Schedule “B” hereto or with the same substantive effect.

“Interim Order” means the order made after application to the Court pursuant to Section 182 of the OBCA, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, supplemented or varied by the Court (with the consent of the Parties, acting reasonably).

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“Laws” means all laws, by-laws, statutes, rules, regulations, principles of law, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements and the terms and conditions of any grant of approval, permission, authority or license of any Authority, to the extent each of the foregoing have the force of law, and the term “applicable” with respect to such laws and in a context that refers to one or more Parties, means such laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities.

“Meeting” means the special meeting of FSD Pharma Securityholders and any adjournment(s) or postponement(s) thereof, to be called and held in accordance with the Interim Order to consider and to vote on Arrangement Resolution and any other matters set out in the Notice of Meeting.

“OBCA” means the Business Corporations Act (Ontario) and the regulations made thereunder, as promulgated or amended from time to time.

“OBCA Director” means the Director appointed pursuant to Section 278 of the OBCA.

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions as amended from time to time.

“Notice of Meeting” means the notice of the Meeting to be sent to the FSD Pharma Securityholders, FSD Pharma Optionholders and FSD Pharma Non-Distribution Warrants, which notice will accompany the Circular.

“Outside Date” means December 31, 2023 or such other later date as may be agreed to in writing by the Parties.

“Parties” means, collectively, FSD Pharma and Celly Nu, and “Party” means any one of them.

“Person” or “person” means and includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, trustee, executor, administrator or other legal representative and the Crown or any agency or instrumentality thereof.

“Plan of Arrangement” means the plan of arrangement in substantially the form of the plan of arrangement which is attached as Schedule “A” hereto and any amendments or variations thereto made in accordance with this Agreement, the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of FSD Pharma.

“Representative” means any director, officer, employee, agent, advisor or consultant of any Party.

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof.

“Securities Act” means the Securities Act (Ontario).

“Securities Legislation” means the Securities Act and the equivalent law in the other applicable provinces and territories of Canada, and the published policies, instruments, rules, judgments, orders and decisions of any Authority administering those statutes.

“SEDAR+” means System for Electronic Document and Retrieval.

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“Tax Act” means the Income Tax Act (Canada).

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

Section 1.2 Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement (including the Schedules and appendices hereto) as a whole and not to any particular article, section, paragraph or other portion hereof and include any agreement, document or instrument supplementary or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, all references herein to articles, sections, paragraphs and other portions are to articles, sections, paragraphs and other portions of this Agreement.

Section 1.3 Construction

In this Agreement, unless something in the context is inconsistent therewith:

(a)

the words “include” or “including” when following any general term or statement are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting it to refer to all other items or matters that could reasonably fall within its broadest possible scope;

(b)	a reference to time or date is to the time or date in Toronto, Ontario, unless specifically indicated otherwise;

(c)	a word importing the masculine gender includes the feminine gender or neuter and a word importing the singular includes the plural and vice versa;

(d)	a reference to “approval”, “authorization”, “consent”, “designation” or “notice” means written approval, authorization, consent, designation or notice unless specifically indicated otherwise;

(e)

unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under International Financial Reporting Standards and all determinations of an accounting nature shall be made in a manner consistent with International Financial Reporting Standards; and

(f)

a reference to a statute or code includes every rule and regulation made pursuant thereto, all amendments to the statute or code or to any such regulation in force from time to time, and any statute, code or regulation which supplements or supersedes such statute, code, rule or regulation.

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Section 1.4 Date for Any Action

In the event that any date on which any action is required to be taken hereunder by either of the parties hereto is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day at such place, unless otherwise agreed to by the parties hereto.

Section 1.5 Currency

All amounts of money which are referred to in this Agreement are expressed in lawful money of Canada unless otherwise specified.

Section 1.6 Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference to this Agreement and form a part hereof:

Schedule “A” – Plan of Arrangement

Schedule “B” – Arrangement Resolution

Section 1.7 Entire Agreement

This Agreement, together with the Schedules, agreements and other documents herein or therein referred to, constitute the entire agreement between the parties hereto pertaining to the subject manner hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof.

ARTICLE 2

THE ARRANGEMENT

Section 2.1 Arrangement

FSD Pharma and Celly Nu agree to effect the Arrangement on the terms and subject to the conditions contained in this Agreement and on the terms set forth in the Plan of Arrangement.

Section 2.2 Commitment to Effect Arrangement

Subject to the satisfaction of the terms and conditions contained in this Agreement, FSD Pharma and Celly Nu shall each use all reasonable efforts and do all things reasonably required to cause the Arrangement to become effective as soon as reasonably practicable and to cause the transactions contemplated by the Plan of Arrangement and this Agreement to be completed in accordance with their terms.

Section 2.3 Effective Date and Effective Time

The Arrangement shall become effective on the Effective Date and the steps to be carried out pursuant to the Plan of Arrangement will become effective commencing at the Effective Time immediately after one another in the sequence set out therein or as otherwise specified in the Plan of Arrangement.

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Section 2.4 Implementation Steps

(a)	FSD Pharma covenants and agrees that, subject to the terms of this Agreement, it will promptly:

(i)	apply to the Court pursuant to section 182 of the OBCA and prepare, file, and diligently pursue an application for an Interim Order;

(ii)

proceed with such application and diligently pursue obtaining the Interim Order, including submission to the Court of the materials that would be submitted to FSD Pharma Securityholders, FSD Pharma Optionholders and FSD Pharma Non-Distribution Warrants, including without limitation the Circular, in connection with the Meeting;

(iii)

lawfully convene and hold the Meeting in accordance with the Interim Order, FSD Pharma's articles and applicable Laws, as soon as reasonably practicable after the Interim Order is issued, for the purpose of, among other things, having the FSD Pharma Securityholders consider the Arrangement Resolution;

(iv)	take all other actions that are reasonably necessary or desirable to obtain the approval of the Arrangement;

(v)	subject to obtaining such approvals as are required by the Interim Order, as soon as reasonably practicable after the Meeting, make an application to the Court for the Final Order;

(vi)	proceed with such application and diligently pursue obtaining the Final Order; and

(vii)

subject to: (i) obtaining the Final Order; and (ii) the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 5 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction, or when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all steps necessary or desirable to give effect to the Arrangement.

(b)	Celly Nu covenants and agrees that, subject to the terms of this Agreement, it shall promptly:

(i)	cooperate and assist FSD Pharma in seeking the Interim Order and the Final Order; and

(ii)

subject to: (i) obtaining the Final Order; and (ii) the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 5 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction, or when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all steps and actions necessary or desirable to give effect to the Arrangement.

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Section 2.5 Interim Order

The application referred to in Section 2.4(a)(i) shall, unless FSD Pharma and Celly Nu agree otherwise, include a request that the Interim Order provide, among other things:

(a)

that the securities of FSD Pharma for which holders shall be entitled to receive notice of and vote on the Arrangement Resolution at the Meeting shall be the holders of Class B Shares, Class A Shares and FSD Pharma Distribution Warrants;

(b)	for a record date, for the purposes of determining the FSD Pharma Securityholders entitled to receive notice of and vote at the Meeting;

(c)	that the Meeting may be adjourned or postponed from time to time by FSD Pharma without the need for additional approval by the Court;

(d)

that, except as required by Law or subsequently ordered by the Court, the record date, for the FSD Pharma Securityholders entitled to receive notice of and to vote at the Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Meeting;

(e)

the FSD Pharma Securityholders shall be entitled to vote on the Arrangement Resolution, with each FSD Pharma Securityholder being entitled to one vote for each Class B Share held by such holder, 276,660 votes for each Class A Share held by such holder, and one vote for each FSD Pharma Distribution Warrant held by such holder, and provided that the holders of Class B Shares and FSD Pharma Distribution Warrants will vote together as a class, and the holders of Class A Shares will vote separately as a class, in each case such vote to be conducted by ballot;

(f)

the requisite majority for the approval of the Arrangement Resolution shall be two- thirds of the votes cast by the holders of (i)  Class B Shares and FSD Pharma Distribution Warrants, voting together as a class, and (ii) Class Shares, voting separately as a class, and in each case present in person or by proxy at the Meeting;

(g)

that in all other respects, the terms, conditions and restrictions of FSD Pharma's constating documents, including quorum requirements with respect to meeting of FSD Pharma Securityholders and other matters, shall apply with respect to the Meeting;

(h)	for the grant of the Dissent Rights to the FSD Pharma Shareholders who are registered holders of Class A Shares or Class B Shares, as set forth in the Plan of Arrangement;

(i)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(j)

for such other matters as FSD Pharma may reasonably require, subject to obtaining the prior consent of Celly Nu, such consent not to be unreasonably conditioned, withheld or delayed, and subject to the approval of the Court.

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Section 2.6 Information Circular and Meeting

Subject to Article 6, as promptly as practical following the execution of this Agreement and in compliance with the Interim Order and applicable Laws,

(a)	FSD Pharma shall:
(i)

prepare the Circular together with any other documents required by the OBCA or any other applicable Laws in connection with the approval of, among other things, the Arrangement Resolution by the FSD Pharma Securityholders at the Meeting;

(ii)

subject to the Interim Order, cause the notice of the Meeting and the Circular to be: (A) sent to the FSD Pharma Securityholders, FSD Pharma Optionholders and FSD Pharma Non-Distribution Warrants in compliance with the OBCA, FSD Pharma's articles and the timing requirements (as may be abridged by FSD Pharma) contemplated by National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer; and (B) filed with one or more Authorities as required by the Interim Order and applicable Laws, including on SEDAR+ for the benefit of the public and the Canadian securities regulatory authorities, pursuant to and in accordance with the Interim Order and applicable Securities Legislation;

(iii)

ensure that the Circular complies in all material respects of the Law, does not contain a misrepresentation other than with respect to any written information that is furnished by or on behalf of Celly Nu for inclusion in the Circular and provides the FSD Pharma Securityholders with sufficient information to permit them to form a reasoned judgment concerning the matters to be placed before the Meeting. Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Circular shall include: (A) a summary and a copy of the Fairness Opinion; (B)  a statement that the Board has received the Fairness Opinion and has, after receiving advice from its financial advisor and outside legal counsel:

i.

 determined that the Consideration to be received by the FSD Pharma Securityholders pursuant to the Arrangement is fair to the FSD Pharma Securityholders and the Arrangement is in the best interests of the Corporation;

ii.	recommends that the FSD Pharma Securityholders vote in favour of the Arrangement Resolution (the “Board Recommendation”); and

(b)

Celly Nu shall cooperate in the preparation, filing and mailing of the Circular and shall provide the Corporation with all necessary information concerning its business that is required by Law to be included in the Circular or other related documents and ensure that such information does not contain a misrepresentation concerning Celly Nu or the Celly Nu Shares. Celly Nu shall use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical, or other expert information required to be included in the Circular and to the identification in the Circular of each such advisor.

(c)

FSD Pharma and Celly Nu shall cooperate with each other in the preparation, filing and dissemination of any: (i) required supplement or amendment to the Circular or such other document, as the case may be; and (ii) related news release or other document necessary or desirable in connection therewith.

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Section 2.7 Effecting the Arrangement and Ancillary Filings with the OBCA Director

Subject to the rights of termination contained in Section 6.2 , upon the FSD Pharma Securityholders approving the Arrangement as set out in the Interim Order, the Corporation obtaining the Final Order and the satisfaction (or waiver, if applicable) of the other conditions herein contained in favour of each of the Parties, the Parties covenant and agree to, on a date and at a time to be determined exclusively by the Corporation, file with the OBCA Director any and all documents (including, with respect to the filing to be made pursuant to subsection 183(1) of the OBCA, the Articles of Arrangement) and to exchange (to the extent not previously exchanged) such other documents as may be necessary or desirable to give effect to the Arrangement and implement the Plan of Arrangement on such date. The closing of the Arrangement will take place at the offices of Garfinkle Biderman LLP, Suite 801, 1 Adelaide Street East, Toronto, Ontario M5C 2V9 at the Effective Time, or at such other time and place as may be agreed to by the Parties.

Section 2.8 Income Tax Matters

(a)

FSD Pharma and Celly Nu, as the case may be, will be entitled to deduct and withhold from any consideration otherwise payable to any FSD Pharma Securityholders under the Plan of Arrangement (including any payment to FSD Pharma Shareholders exercising Dissent Rights) such amounts as FSD Pharma or Celly Nu are permitted or required to deduct and withhold with respect to such payment under the Tax Act and the rules and regulations promulgated thereunder, or any provision of any provincial, state, local or foreign tax Law as counsel may advise is permitted or required to be so deducted and withheld by FSD Pharma or Celly Nu, as the case may be. FSD Pharma or Celly Nu, or the duly appointed agent with respect to that matter, shall be entitled to dispose of such number of Celly Nu Shares as is necessary to satisfy the withholdings contemplated herein (if any).

(b)

For the purposes of such deduction and withholding: (i) all withheld amounts shall be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder; and (ii) such deducted or withheld amounts shall be remitted to the appropriate Authority in the time and manner permitted or required by the applicable Law by or on behalf of FSD Pharma or Celly Nu, as the case may be.

Section 2.9 U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all securities of FSD Pharma and Celly Nu to be issued pursuant to the Arrangement will be issued and exchanged in accordance with the Plan of Arrangement in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof. In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;
(b)

the Court will be invited to satisfy itself and find, prior to approving the Arrangement, that the Arrangement is fair and reasonable, both procedurally and substantively, to the security holders of FSD Pharma including being provided sufficient information before it to determine the value of Arrangement Consideration Shares (as such term is defined in the Plan of Arrangement);

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(c)

the Court will be provided a copy of the draft materials in substantially the form that would be submitted to FSD Pharma Securityholders, FSD Pharma Optionholders and FSD Pharma Non-Distribution Warrantholders in connection with the Meeting;

(d)

the Parties will ensure that each securityholder of FSD Pharma entitled to receive securities pursuant to the Arrangement will be given adequate notice advising such securityholder of FSD Pharma of his, her or its right to attend the hearing of the Court and provide each with sufficient information necessary for him or her to exercise that right, which notice shall be communicated to the FSD Pharma Securityholders by the issuance of a news release that shall include all appropriate details and posted on SEDAR+;

(e)

FSD Pharma Securityholders will be advised that the securities issued and being distributed to them in the Plan of Arrangement have not been registered under the U.S. Securities Act and will be so issued and distributed in reliance on the exemption from the registration requirements, provided by Section 3(a)(10) of the U.S. Securities Act and may be subject to restrictions on resale under the securities laws of the United States;

(f)	the Interim Order will specify that each shareholder of FSD Pharma will have the right to appear before the Court so long as they enter an appearance within a reasonable time;
(g)	the Final Order shall include statements substantially to the following effect:

“The terms and conditions of the Plan of Arrangement are procedurally and substantively fair to the securityholders of FSD Pharma Inc. and are hereby approved by the Court. This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the issuance of securities pursuant to the Plan of Arrangement”

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of FSD Pharma

FSD Pharma hereby represents and warrants to Celly Nu as follows:

(a)	it is a “foreign private issuer” as defined in Rule 405 under the U.S. Securities Act and is not required to register as an investment company under the 1940 Act;

(b)

no class of securities of the corporation is registered or required to be registered under Section 12 of the U.S. Exchange Act, nor does the Corporation have a reporting obligation under Section 15(d) of the U.S. Exchange Act;

(c)

it is a corporation incorporated and subsisting under the laws of the province of Ontario and has full capacity and authority to enter into this Agreement and, subject to obtaining the requisite approvals and consents contemplated hereby, to perform its obligations hereunder;

(d)

neither the execution and delivery of this Agreement nor the performance of any of its covenants and obligations hereunder will constitute a material default under, or be in any material contravention or breach of:

(i)	any provision of its articles and by-laws;

(ii)	any judgment, decree, order, law, statute, rule, or regulation applicable to it; or

(iii)	any agreement or instrument to which it is a party or by which it is bound.

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(e)	no dissolution, winding up, bankruptcy, liquidation or similar proceeding has been commenced or is pending or proposed in respect of it;

(f)

the execution and delivery of this Agreement and the completion of the transaction contemplated herein have been duly approved by its board of directors, and this Agreement constitutes a valid and binding obligation of such Party enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity and limitations upon the enforcement of indemnification for fines or penalties imposed by law;

(g)

subject to receipt of the FSD Pharma Securityholders' approval of the Arrangement and receipt of the Final Order, it has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and this Agreement has been duly executed and delivered by it; and

(h)	FSD Pharma owns 200,000,000 Celly Nu Shares beneficially and of record, free and clear of all Encumbrances.

Section 3.2 Representations and Warranties of Celly Nu

Celly Nu hereby represents and warrants to FSD Pharma as follows:

(a)	it is a “foreign private issuer” as defined in Rule 405 under the U.S. Securities Act and is not required to register as an investment company under the 1940 Act;

(b)

no class of securities of the corporation is registered or required to be registered under Section 12 of the U.S. Exchange Act, nor does the corporation have a reporting obligation under Section 15(d) of the U.S. Exchange Act;

(c)

it is a corporation incorporated and subsisting under the laws of the Province of British Columbia and has full capacity and authority to enter into this Agreement and, subject to obtaining the requisite approvals and consents contemplated hereby, to perform its obligations hereunder;

(d)	it has taken all corporate action necessary to authorize the execution and delivery, and the performance of the provisions, of this Agreement and this Agreement has been duly authorized by it;

(e)

neither the execution and delivery of this Agreement nor the performance of any of its covenants and obligations hereunder will constitute a material default under, or be in any material contravention or breach of:

(i)	any provision of its articles and notice of articles;

(ii)	any judgment, decree, order, law, statute, rule or regulation applicable to it; or

(iii)	any agreement or instrument to which it is a party or by which it is bound;

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(f)	no dissolution, winding-up, bankruptcy, liquidation or similar proceedings have been commenced or are pending or proposed in respect of it;

(g)

the execution and delivery of this Agreement and the completion of the transaction contemplated herein have been duly approved by its board of directors, and this Agreement constitutes a valid and binding obligation of such Party enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity and limitations upon the enforcement of indemnification for fines or penalties imposed by law;

(h)	Celly Nu's current issued and outstanding capital is comprised of the following:

i.	577,000,000 Celly Nu Shares; and

ii.	177,230,766 Celly Nu Restricted Stock Units.

(i)	other than set out in the section above there are no other securities exercisable or convertible into Celly Nu Shares; and

(j)	there are no amounts due from FSD Pharma to Celly Nu.

Section 3.3 Survival of Representations and Warranties

The representations and warranties of each of the Parties contained herein will not survive the completion of this Arrangement and will expire and be terminated on the earlier of: (i) the termination of this Agreement in accordance with its terms; and (ii) the Effective Time.

ARTICLE 4

COVENANTS

Section 4.1 General Covenants

Each of FSD Pharma and Celly Nu will:

(a)

use all commercially reasonable efforts and do all things reasonably required of it to cause the Arrangement to become effective as soon as reasonably practicable or on such date as FSD Pharma may determine;

(b)

do and perform all such acts and things, and execute and deliver all such agreements, assurances, notices and other documents and instruments as may reasonably be required to facilitate the carrying out of the intent and purpose of this Agreement including, without limitation, complying with the requirements for obtaining an exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder;

(c)

use their best efforts to obtain all necessary consents, assignments, waivers and amendments to, or terminations of, any instruments and take such measures as may be appropriate to fulfill its obligations hereunder and to carry out the transactions contemplated hereby; and

(d)	cooperate with and assist each other in dealing with transitional matters relating to or arising from the Arrangement or this Agreement.

Section 4.2 Covenants of FSD Pharma

Subject to Article 6, FSD Pharma hereby covenants and agrees with Celly Nu as follows:

(a)

until the earlier of: (i) the Effective Date; and (ii) the termination of this Agreement, not perform any act or enter into any transaction which interferes or is inconsistent with the completion of the Plan of Arrangement;

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(b)

it will make an application to the Court for the Interim Order and provide draft materials that would be submitted to the FSD Pharma Securityholders, FSD Pharma Optionholders and FSD Pharma Non-Distribution Warrantholders in connection with the Meeting, including without limitation: (i) the Circular; (ii) sufficient information before it to determine the value of Arrangement Consideration Shares (as such term is defined in the Plan of Arrangement), and (iii) any other materials required by the Court;

(c)

it shall in a timely and expeditious manner: (i) carry out the terms of the Interim Order; (ii) ensure that the Circular complies with National Instrument 51-102 – Continuous Disclosure Obligations and Form 51-102F5 thereunder and Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions and provide FSD Pharma Securityholders with sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting; (iii) file the Circular in all jurisdictions where the same is required to be filed and mail the same as ordered by the Interim Order and in accordance with all applicable laws, and solicit proxies to be voted at the Meeting in favour of the Arrangement and related matters; (iv) conduct the Meeting in accordance with the Interim Order and the constating documents of FSD Pharma, as applicable, and as otherwise required by applicable laws; (v) use commercially reasonable efforts to obtain such other consents, orders, rulings, approvals and assurances as counsel may advise are necessary or desirable in connection with the completion of the Arrangement and as contemplated by this Agreement; and (vi) use its best efforts to obtain the approval of the Arrangement Resolution;

(d)	it will use all reasonable efforts to cause each of the conditions precedent set out in Section 5.1 and Section 5.2 hereof to be complied with on or before the Effective Date;
(e)

it will not take any action on its part to divert the use of Celly Nu's available capital other than for the purposes of completing the Arrangement, preparing the Circular, conducting the Meeting, or activities that directly relate to Celly Nu's business plan;

(f)

ensure that the information set forth in the Circular relating to FSD Pharma and Celly Nu, and their respective businesses and the effect of the Plan of Arrangement thereon will be true, correct and complete in all material respects and will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they are made; and

(g)	it shall be responsible for all costs associated with the Arrangement and the Meeting, and the preparation of the related documentation, including the Circular and all items identified in Section 2.4.

Section 4.3 Covenants of Celly Nu

Celly Nu hereby covenants and agrees with FSD Pharma as follows:

(a)

until the earlier of: (i) the Effective Date; and (ii) the termination of this Agreement, it will not perform any act or enter into any transaction which interferes or is inconsistent with the completion of the Plan of Arrangement;

(b)

it shall perform the obligations required to be performed by it, and shall enter into all agreements required to be entered into by it, under this Agreement and the Plan of Arrangement and shall do all such other acts and things as may be necessary or desirable in order to carry out and give effect to the Arrangement and related transactions as described in the Circular and, without limiting the generality of the foregoing, to the extent requested by FSD Pharma, it shall seek and cooperate with FSD Pharma in seeking (i) the Interim Order and the Final Order; and (ii) such other consents, orders, rulings, approvals and assurances as counsel may advise are necessary or desirable in connection with the completion of the Arrangement;

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(c)	it will use all reasonable efforts to cause each of the conditions precedent set out in Section 5.1 and Section 5.2 hereof to be complied with on or before the Effective Date;

(d)

not, without limiting the generality of the foregoing covenants, until the Effective Date, except as required to effect the Plan of Arrangement or with the consent of FSD Pharma, alter or amend its constating documents as the same exist at the date of this Agreement except as specifically provided for hereunder.

Section 4.4 Indemnification

Each Party covenants and agrees to indemnify and save harmless the other Party from and against any and all liabilities, claims, demands, losses, costs, damages and expenses to which such Party or any of its Representatives may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of any misrepresentation or alleged misrepresentation in any information included in the Circular that is provided by the other Party for the purpose of inclusion in the Circular; and any order made, or any inquiry, investigation or proceeding pursuant to any Securities Legislation, or by any Authority, based on any misrepresentation or any alleged misrepresentation in any information provided by the other Party for the purpose of inclusion in the Circular.

ARTICLE 5

CONDITIONS

Section 5.1 Mutual Conditions Precedent

The respective obligation of the parties hereto to complete the transactions contemplated by this Agreement, including the Arrangement and the obligation of each of FSD Pharma and Celly Nu to take such other action as is necessary or desirable to give effect to the Arrangement shall be subject to the satisfaction, or mutual waiver in writing, on or before the Effective Date, of the following conditions:

(a)

the Interim Order shall have been granted in form and substance satisfactory to FSD Pharma and Celly Nu, acting reasonably, and such order shall not have been set aside or modified in a manner unacceptable to any of the Parties, acting reasonably, on appeal or otherwise;

(b)

the Arrangement and this Agreement, with or without amendment, shall have been approved by the directors and, if required, the shareholders of Celly Nu, to the extent required by, and in accordance with applicable Laws and the constating documents of Celly Nu;

(c)

the Arrangement Resolution, with or without amendment, shall have been approved by the required number of votes cast by FSD Pharma Securityholders at the Meeting, in accordance with the Interim Order and, subject to the Interim Order, the constating documents of FSD Pharma, applicable Laws and the requirements of any applicable regulatory authorities;

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(d)

the Court shall have determined that the terms and conditions of the Arrangement are procedurally and substantively fair to the FSD Pharma Securityholders and the Final Order shall have been granted in the form and substance satisfactory to FSD Pharma, and shall not have been set aside or modified in a manner unacceptable to FSD Pharma, on appeal or otherwise;

(e)

the Celly Nu Shares to be issued in the United States pursuant to the Arrangement shall be issued in accordance with and exempt from registration requirements under applicable exemptions from registration under the U.S. Securities Act;

(f)

all material governmental, court, regulatory, third party and other approvals, consents, expiry of waiting periods, waivers, permits, exemptions, orders and agreements and all amendments and modifications to, and terminations of, agreements, indentures and arrangements considered by FSD Pharma to be necessary or desirable for the Arrangement to become effective shall have been obtained or received on terms that are satisfactory to FSD Pharma;

(g)

no action will have been instituted and be continuing on the Effective Date for an injunction to restrain, a declaratory judgment in respect of, or damages on account of or relating to the Arrangement and there will not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and no cease trading or similar order with respect to any securities of any of the parties will have been issued and remain outstanding;

(h)

none of the consents, orders, rulings, approvals or assurances required for the implementation of the Arrangement will contain terms or conditions or require undertakings or security deemed unsatisfactory or unacceptable by FSD Pharma;

(i)

no Laws, regulation or policy shall have been proposed, enacted, promulgated or applied which interferes or is inconsistent with the completion of the Plan of Arrangement, including any material change to the Tax Act and other relevant income tax Laws of Canada or the Province of Ontario, which would have a material adverse effect upon FSD Pharma Securityholders if the Plan of Arrangement is completed as set out in this Agreement;

(j)

no material fact or circumstance, including the fair market value of the Celly Nu Shares, shall have changed in a manner which would have a material adverse effect upon FSD Pharma or the FSD Pharma Securityholders if the Plan of Arrangement is completed;

(k)	the issuance of the securities under the Plan of Arrangement shall be exempt from registration under the U.S. Securities Act pursuant to the Section 3(a)(10) Exemption;

(l)	the issuance of the securities under the Plan of Arrangement shall be exempt from prospectus requirements under Securities Legislation pursuant to the Section 2.11 of NI 45-106;

(m)

holders of FSD Pharma Shares representing no more than 5% of the FSD Pharma Shares, in the aggregate, and, for greater certainty, disregarding the number of votes attached to Class A Shares and Class B Shares, shall have exercised their Dissent Rights; and

(n)	this Agreement shall not have been terminated pursuant to Section 6.2 hereof.

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Section 5.2 Additional Conditions to Obligations of Each Party

The obligation of each of FSD Pharma and Celly Nu to complete the contemplated Arrangement, is further subject to the condition, which may be waived by such Party without prejudice to the right of such Party hereto to rely on any other condition in favour of such Party, that subject to Section 6.1, each and every one of the covenants of the other Party hereto to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been performed by such Party and that, except as affected by the transaction contemplated by this Agreement, the representations and warranties of the other Party shall be true and correct in all material respects on the Effective Date (except for representations and warranties made as of the specified date, the accuracy of which shall be determined as at that specified date), with the same effect as if such representations and warranties had been made at, and as of, such time.

ARTICLE 6

AMENDMENT AND TERMINATION

Section 6.1 Amendment

Subject to any restrictions under the OBCA or in the Final Order, this Agreement (including the Schedules attached hereto) may, at any time and from time to time before or after the holding of the Meeting, but not later than the Effective Date, be amended by written agreement of the parties hereto without, subject to applicable Laws, further notice to, or authorization on the part of, the FSD Pharma Securityholders. Without limiting the generality of the foregoing, any such amendment may:

(a)	change the time for performance of any of the obligations or acts of the parties;

(b)	waive any inaccuracies or modify any representation contained herein or in any document to be delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained or waive or modify performance of any of the obligations of the parties; or

(d)	make such alterations in this Agreement (including the Plan of Arrangement) as the parties may consider necessary or desirable in connection with the Interim Order, the Final Order or otherwise.

Section 6.2 Termination

The parties agree that:

(a)

if any condition contained in Article 5 is not satisfied at or before the Outside Date to the satisfaction of each Party, then such Party may, by notice to the other Party hereto terminate this Agreement and the obligations of the Parties hereunder (except as otherwise herein provided) but without detracting from the rights of such Party arising from any breach by any other Party but for which the condition would have been satisfied;

(b)	this Agreement may:

(i)	be terminated by the mutual agreement of the Parties hereto;

(ii)	be terminated by any Party hereto if there shall be passed any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(iii)

be terminated by any Party if the approval of the FSD Pharma Securityholders shall not have been obtained by reason of the failure to obtain the required vote on the Arrangement Resolution at the Meeting, at any time prior to the earlier of: (i) the Effective Date; and (ii) the Outside Date, by written notice to all other parties;

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(c)	if the Effective Date does not occur on or prior to the Outside Date, then this Agreement shall automatically terminate without any further action of the Parties hereto;

(d)

if this Agreement is terminated in accordance with the foregoing provisions of this Section 6.2, no Party shall have any further liability to perform its obligations hereunder except as specifically contemplated hereby.

Section 6.3 Effect of Termination

Upon the termination of this Agreement pursuant to Section 6.2 hereof, neither Party hereto shall have any liability or further obligation to the other Party hereto.

ARTICLE 7

MERGER AND SURVIVAL

Section 7.1 Merger of Conditions

The conditions set out in Section 5.1 and Section 5.2 hereof shall be conclusively deemed to have been satisfied or waived upon the Effective Date.

Section 7.2 Merger of Covenants

The provisions of Section 4.1, Section 4.2 and Section 4.3 hereof shall be conclusively deemed to have been satisfied in all respects upon the Effective Date.

Section 7.3 Survival of Representations and Warranties

The representations and warranties of FSD Pharma and Celly Nu contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 8

GENERAL

Section 8.1 Notices

All notices to either of the parties hereto which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by email, in each case to the attention of the senior officer at the following address or at such other address as shall be specified by a party hereto by like notice:

(a)	if to FSD Pharma:

243 College Street, Suite 101,

Toronto, ON M5T 1R5

Attention: Zeeshan Saeed

Email: zsaeed@fsdpharma.com

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(b)	If to Celly Nu:

PO Box 49290

1000-595 Burrard Street

Vancouver, BC V7X 1S8

Attention: John Duffy

Email: johnduffy@cellynutrition.com

Any notice that is delivered to such address shall be deemed to be delivered on the date of delivery if delivered on a Business Day prior to 5:00 p.m. (local time at the place of receipt) or on the next Business Day if delivered after 5:00 p.m. or on a non-Business Day. Any notice delivered by email shall be deemed to be delivered on the date of transmission.

Section 8.2 Time of the Essence

Time shall be of the essence of this Agreement.

Section 8.3 Assignment

Neither of the parties hereto may assign its rights or obligations under this Agreement or the Arrangement without the prior written consent of the other.

Section 8.4 Binding Effect

This Agreement and the Plan of Arrangement shall be binding upon and shall enure to the benefit of each of the parties hereto and the respective successors and permitted assigns thereof.

Section 8.5 Waiver

Any waiver or release of any of the provisions of this Agreement, to be effective, must be in writing executed by the party hereto granting such waiver or release.

Section 8.6 Further Assurances

Each party hereto shall, from time to time, and at all times hereafter, at the request of the other, but without further consideration, do, or cause to be done, all such other acts, and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as may be reasonably required in order to fully perform and carry out the terms and intent hereof including, without limitation, the Arrangement.

Section 8.7 Governing Law

This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of Ontario.

Each Party agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or later to the venue of that action or proceeding, irrevocably submits to the exclusive jurisdiction of those courts in that action or proceeding and agrees to be bound by any judgement of those courts.

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Section 8.8 Expenses

Other than noted herein, all expenses incurred in connection with this Agreement, the Arrangement and the transactions contemplated hereby and thereby shall be borne by FSD Pharma.

Section 8.9 Counterparts

This Agreement may be executed in one or more counterparts, by original, facsimile or pdf signature, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 8.10 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule, Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

Section 8.11 Enurement

This Agreement will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns from time to time.

Section 8.12 Entire Agreement

This Agreement, the Plan of Arrangement and the other agreements contemplated hereby and thereby constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter, except as specifically set forth or referred to in this Agreement or as otherwise set out in writing and delivered at the completion of the Arrangement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made by any Party or its directors, officers, employees or agents, to any other Party or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent aforesaid.

Section 8.13 Language

The Parties to this Agreement confirm their express wish that this Agreement and all documents and agreements directly or indirectly relating thereto be drawn up in the English language. Les Parties reconnaissent leur volonté expresse que la présente Entente ainsi que tous les documents et commis s'y rattachant directement ou indirectement soient rédigés en anglaise.

[Signature page follows.]

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date and year first above written.

FSD PHARMA INC.

“Zeeshan Saeed”
Name: Zeeshan Saeed
Title: CEO and Co-Executive, Chairman

CELLY NUTRITION CORP.

“John Duffy”
Name: John Duffy
Title: CEO

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SCHEDULE “A”

PLAN OF ARRANGEMENT

UNDER THE PROVISIONS OF SECTION 182

OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1 INTERPRETATION

Section 1.1 Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Arrangement Agreement” means the arrangement agreement dated as of October 4th, 2023, including the Schedules attached hereto, as may be supplemented or amended from time to time”

“Arrangement Consideration Shares” means the securities issued or distributed, as the case may be, pursuant to the Share Exchange, being FSD Pharma New Class B Shares, FSD Pharma New Class A Shares and Celly Nu Shares;

“Arrangement Resolution” means the special resolution of the FSD Pharma Securityholders in respect of the Arrangement to be considered at the Meeting;

“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of FSD Pharma;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as promulgated or amended from time to time;

“Board of Directors” means the duly appointed board of directors of the applicable company;

“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Toronto, Ontario for the transaction of banking business;

“CDS” means CDS Clearing and Depository Services Inc.;

“Celly Nu” means Celly Nutrition Corp., a company incorporated pursuant to the laws of the Province of British Columbia, Canada;

“Celly Nu Shares” means the common shares in the capital of Celly Nu;

“Circular” means the management information circular of FSD Pharma to be prepared and sent to the FSD Pharma Securityholders, FSD Pharma Non-Distribution Warrantholders and FSD Pharma Optionholders in connection with the Meeting;

“Class A Shares” means the class A multiple voting shares of FSD Pharma;

“Class B Shares” means the class B subordinate voting shares of FSD Pharma;

“Consideration” means the consideration payable by FSD Pharma pursuant to Section 2.2 of this Plan of Arrangement to a person who is, immediately before the Effective Time, a FSD Pharma Securityholder;

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“Court” means the Ontario Superior Court of Justice (Commercial List);

“Depository” means Marrelli Trust Company or such other person that may be appointed by the Parties for the purpose of receiving deposits of certificates formerly representing Class A Shares, Class B Shares and FSD Pharma Distribution Warrants;

“Dissent Rights” has the meaning set forth in Section 3.1 of the Plan of Arrangement;

“Dissenting Shareholder” means a registered FSD Pharma Shareholder who has validly exercised its Dissent Rights pursuant to Article 3 hereof and the Interim Order and the Final Order and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

“Effective Date” means the date shown on the Certificate of Arrangement issued by the Director;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, prior claim, adverse claim, exception, reservation, restrictive covenant, agreement, easement, lease, license, right of occupation, option, right of use, right of first refusal, right of pre-emption, privilege or any matter capable of registration against title or any contract to create any of the foregoing.

“Final Order” means the final order of the Court pursuant to Section 182 of the OBCA, after a hearing upon the fairness of the terms and conditions of the Arrangement, in a form acceptable to FSD Pharma approving the Arrangement, as such order may be amended by the Court (with the consent of FSD Pharma) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to FSD Pharma) on appeal”;

“Permitted Holder” has the meaning ascribed thereto in the FSD Pharma Articles;

“FSD Pharma Articles” means all applicable articles of incorporation, articles of amalgamation, articles of amendment, and all constating documents of FSD Pharma;

“FSD Pharma New Class A Shares” has the meaning attributed to that term in Section 2.2(d)iii of this Plan of Arrangement;

“FSD Pharma New Class B Shares” has the meaning attributed to that term in Section 2.2(d)iv of this Plan of Arrangement;

“FSD Pharma New Option” means the new FSD Pharma options issued to FSD Pharma Optionholders as a result of this Plan of Arrangement, and each of which are exercisable for one FSD Pharma New Class B Share;

“FSD Pharma Securities” means, collectively, the Class A Shares, Class B Shares and FSD Pharma Distribution Warrants;

“FSD Pharma Securityholders” means collectively FSD Pharma Shareholders and FSD Pharma Distribution Warrantholders;

“FSD Pharma Shareholders” means the holders of Class Shares and Class B Shares, at the applicable time;

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“FSD Pharma Shares” means all issued and outstanding Class A Shares and Class B Shares;

“FSD Pharma” means FSD Pharma Inc. a company incorporated pursuant to the laws of Ontario;

“FSD Pharma Distribution Warrantholders” means the holders of FSD Pharma Distribution Warrants.

“FSD Pharma Non-Distribution Warrants” means outstanding warrants of FSD Pharma, each of which is exercisable for the purchase of one Class B Share, and which does not include a provision in its applicable warrant certificate that is substantially in the form attached as Schedule “B” hereto or with the same substantive effect.

“FSD Pharma Non-Distribution Warrantholders” means the holders of FSD Pharma Non-Distribution Warrants.

“FSD Pharma Non-Distribution Warrants” means outstanding warrants of FSD Pharma, each of which is exercisable for the purchase of one Class B Share, and which does not include a provision in its applicable warrant certificate that is substantially in the form attached as Schedule “B” hereto or with the same substantive effect.

“FSD Pharma New Distribution Warrants” means the new FSD Pharma Distribution Warrants issued to FSD Pharma Distribution Warrantholders as a result of this Plan of Arrangement, and each of which are exercisable for one FSD Pharma New Class B Share;

“FSD Pharma New Non-Distribution Warrants” means the new FSD Pharma Non-Distribution Warrants issued to FSD Pharma Non-Distribution Warrantholders as a result of this Plan of Arrangement, and each of which are exercisable for one FSD Pharma New Class B Share;

“Interim Order” means the order made after application to the Court pursuant to Section 182 of the OBCA, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, supplemented or varied by the Court (with the consent of the Parties, acting reasonably);

“Letter of Transmittal” means the letter of transmittal enclosed with the Circular sent in connection with the Meeting pursuant to which, among other things, registered FSD Pharma Securityholders are required to deliver certificates representing Class B Shares, Class A Shares and FSD Pharma Distribution Warrants, in order to receive the Consideration to which they are entitled;

“Meeting” means the special meeting of FSD Pharma Securityholders and any adjournment(s) or postponement(s) thereof, to be called and held in accordance with the Interim Order to consider and to vote on the Arrangement Resolution and any other matters set out in the Notice of Meeting;

“Notice of Meeting” means the notice of the Meeting to be sent to the FSD Pharma Securityholders, FSD Pharma Optionholders and FSD Non-Distribution Warrantholders, which notice will accompany the Circular;

“OBCA” means the Business Corporations Act (Ontario) and the regulations made thereunder, as promulgated or amended from time to time;

“Parties” means, collectively, FSD Pharma and, and “Party” means any one of them;

“Person” or “person” means and includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, trustee, executor, administrator or other legal representative and the Crown or any agency or instrumentality thereof;

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“Plan of Arrangement” means this plan of arrangement and any amendments or variations thereto made in accordance with this Agreement, the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of FSD Pharma;

“Round Down Provision” has the meaning attributed to that term in Section 2.3 of this Plan of Arrangement;

“Share Exchange” has the meaning attributed to that term in Section 2.2(e) of this Plan of Arrangement;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as promulgated or amended from time to time; and

“Transfer Agent” means Marrelli Trust Company, or such other trust company or transfer agent as may be designated by FSD Pharma.

“US Tax Code” means the United States Internal Revenue Code of 1986 and the regulations made thereunder, as promulgated or amended from time to time; and

In addition, words and phrases used herein and defined in the OBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the OBCA unless the context otherwise requires.

Section 1.2 Sections and Headings

The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless reference is specifically made to some other document or instrument, all references herein to articles and sections are to articles and sections of this Plan of Arrangement.

Section 1.3 Number, Gender and Persons

In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires, words importing the singular number shall include the plural and vice versa, and words importing gender shall include all genders.

Section 1.4 Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

Section 1.5 Currency

Unless otherwise stated all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

Section 1.6 Business Day

In the event that the date on which any action is required to be taken hereunder by either of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

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Section 1.7 Governing Law

This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 1.8 Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on: FSD Pharma and all registered and beneficial FSD Pharma Securityholders, all Dissenting Shareholders, and all FSD Pharma Distribution Warrantholders. This Plan of Arrangement may be withdrawn prior to the occurrence of any of the events in Section 2.2 in accordance with the terms of the Arrangement Agreement.

ARTICLE 2

ARRANGEMENT

Section 2.1 Effect of Plan of Arrangement

This Plan of Arrangement and the Arrangement shall become effective at the Effective Time, and shall be binding on FSD Pharma, Celly Nu, all FSD Pharma Securityholders, including all Dissenting Shareholders, the Transfer Agent, the Depositary, and all other Persons, at and after the Effective Time, without any further act or formality required on the part of any Person.

Section 2.2 Arrangement

Commencing at the Effective Time, each of the events set out below shall occur and shall be deemed to occur in the following sequence or as otherwise provided below or herein, without any further act or formality on the part of any Person, in each case, unless specifically provided otherwise in this Section 2.2 effective as at two-minute intervals starting at the Effective Time:

(a)

Each FSD Pharma Share held by a Dissenting Shareholder shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Encumbrances, to FSD Pharma for cancellation and shall be cancelled;

(b)

such Dissenting Shareholder shall cease to be the holder of such FSD Pharma Shares and to have any rights as a FSD Pharma Shareholder other than the right to be paid fair value for such FSD Pharma Shareholder by FSD Pharma in accordance with Article 3;

(c)	the name of such Dissenting Shareholder shall be removed from FSD Pharma's register of FSD Pharma Shares as a holder of FSD Pharma Shares;

(d)	The articles of FSD Pharma shall be amended to provide that the authorized share structure of FSD Pharma shall be reorganized and altered by:

i.

changing the identifying name of the issued and unissued Class A Shares from “Class A Multiple Voting Shares” to “Multiple Voting Shares” and amending the rights, privileges, restrictions and conditions attaching to those shares to require FSD Pharma to provide a notice of time and place of any meeting of shareholders to be sent at least 22 days and not more than 60 days to shareholders thereof;

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ii.

changing the identifying name of the issued and unissued Class B Shares from “Class B Subordinate Voting Shares” to “Subordinate Voting Shares” and amending the rights, privileges, restrictions and conditions attaching to those shares to require FSD Pharma to provide a notice of time and place of any meeting of shareholders to be sent at least 22 days and not more than 60 days to shareholders thereof;

iii.

creating a new class of shares without par value, with no maximum number of shares and with the identifying name “Reorganization Multiple Voting Shares” having the rights, privileges, restrictions, and conditions identical to the Class A Shares, as more particularly described in the articles of FSD Pharma, prior to the amendments described in paragraph (d)(i) above (the “FSD Pharma New Class A Shares”); and

iv.

creating a new class of shares without par value, with no maximum number and with and with the identifying name “Reorganization Subordinate Voting Shares” having the rights, privileges, restrictions and conditions identical to the Class B Shares, as more particularly described in the articles of FSD Pharma, prior to the amendments described in paragraph (d)(ii) above (the “FSD Pharma New Class B Shares”).

(e)

FSD Pharma shall reorganize its capital within the meaning of Section 86 of the Tax Act such that each FSD Pharma Shareholder (for the avoidance of doubt, excluding any FSD Pharma Shares surrendered and cancelled in accordance with Section 2.2(a) shall dispose of all of the FSD Pharma Shareholder's securities to FSD Pharma and in consideration and exchange therefor (“Consideration”),FSD Pharma shall:

i.	with respect to the holders of Class B Shares:

a)	issue that number of FSD Pharma New Class B Shares as is equal to the number of Class B Shares previously held by each such holder;

b)	distribute a number of Celly Nu Shares equal to the number of FSD Pharma New Class B Shares held, in accordance with the provisions of Article 4 of the Plan of Arrangement as of the Effective Date

ii.	with respect to the holders of Class A Shares:

a)

issue (i) to any holder of a Class A Share that is a Permitted Holder at the Effective Time, that number of FSD Pharma New Class A Shares as is equal to the number of Class A Shares previously held by each such holder; or (ii) to any holder of a Class A Share that is not a Permitted Holder at the Effective Time, at the discretion of the Board of Directors of FSD Pharma, either (x) that number of FSD Pharma New Class A Shares as is equal to the number of Class A Shares previously held by each such holder; or (y) that number of FSD Pharma New Class B Shares as is equal to the number of Class A Shares previously held by each such holder; and

b)	distribute a number of Celly Nu Shares equal to the number of FSD Pharma New Class A Shares held, in accordance with the provisions of Article 4 of the Plan of Arrangement as of the Effective Date;
(collectively, the “Share Exchange”), and, in connection with the Share Exchange:

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i.

the name of each FSD Pharma Shareholder shall be removed from the shareholder register and added to the shareholder register for the FSD Pharma New Class B Shares and FSD Pharma New Class A Shares, respectively, and Celly Nu Shares as the holder of the number of FSD Pharma New Class B Shares, FSD Pharma New Class A Shares and Celly Nu Shares, respectively, received pursuant to the Share Exchange;

ii.	all issued and outstanding Class B Shares and Class A Shares shall be cancelled and the capital in respect of such securities shall be reduced to nil;

iii.	the number of Celly Nu Shares previously held by FSD Pharma and distributed pursuant to the Share Exchange shall be removed from Celly Nu's register of holders of Celly Nu Shares; and

(f)	The authorized share structure of FSD Pharma shall be reorganized and altered by:

i.	eliminating the Class B Shares from the authorized share structure of FSD Pharma;

ii.	eliminating the Class A Shares from the authorized share structure of FSD Pharma;

iii.	changing the identifying name of the issued and unissued FSD Pharma New Class B Shares from “Reorganization Subordinate Voting Shares” to “Class B Subordinate Voting Shares”; and

iv.	changing the identifying name of the issued and unissued FSD Pharma New Class A Shares from “Reorganization Multiple Voting Shares” to “Class A Multiple Voting Shares”.

(g)	Each FSD Pharma Option outstanding before the Effective Time will be deemed to be exchanged for:

i.	one FSD Pharma New Option, with each FSD Pharma New Option having an exercise price equal to the original exercise price for the FSD Pharma Option being exchanged.

(h)	Each FSD Pharma Distribution Warrant outstanding before the Effective Time will be deemed to be exchanged for:

i.

one FSD Pharma New Distribution Warrant with each FSD Pharma New Distribution Warrant having an exercise price equal to the original exercise price for the FSD Pharma Distribution Warrant being exchanged; and

ii.	one Celly Nu Share.

(i)	Each FSD Pharma Non-Distribution Warrant outstanding before the Effective Time will be deemed to be exchanged for:

i.

one FSD Pharma New Non-Distribution Warrant with each FSD Pharma New Non-Distribution Warrant having an exercise price equal to the original exercise price for the FSD Pharma Non-Distribution Warrant being exchanged.

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Section 2.3 No Fractional Celly Nu Shares

No fractional Celly Nu Shares shall be distributed by FSD Pharma to FSD Pharma Securityholders. If FSD Pharma would otherwise be required to distribute to FSD Pharma Securityholder an aggregate number of Celly Nu Shares that is not a round number, then the number of Celly Nu Shares, distributable to that FSD Pharma Securityholder shall be rounded down to the next lesser whole number (the “Round Down Provision”) and that FSD Pharma Securityholder shall not receive any compensation in respect thereof. In calculating such fractional interests, all Class B Shares, all Class A Shares and all FSD Pharma Distribution Warrants registered in the name of or beneficially held by such FSD Pharma Securityholder or their nominee shall be aggregated. Notwithstanding the foregoing, if the Round Down Provision would otherwise result in the number of Celly Nu Shares distributable to a particular FSD Pharma Securityholder being rounded down from one to nil, then the Round Down Provision shall not apply and FSD Pharma shall distribute one Celly Nu Share, to that FSD Pharma Securityholder.

Section 2.4 Extinction of Rights

Any instrument or certificate which immediately prior to the Effective Time represented outstanding FSD Pharma Securities that were exchanged pursuant to Section 2.2(e) and Section 2.2(h) or an affidavit of loss and bond or other indemnity pursuant to Section 4.3, shall, on or prior to the sixth (6th) anniversary of the Effective Date, cease to represent a claim or interest of any kind or nature against FSD Pharma. On such date, the aggregate FSD Pharma New Class B Shares or FSD Pharma New Class A Shares, as applicable, to which the former FSD Pharma Securityholder referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to FSD Pharma and shall be returned to FSD Pharma by the Depositary. None of FSD Pharma, Celly Nu or the Depositary shall be liable to any person in respect of any amount for FSD Pharma New Class B Shares, FSD Pharma New Class A Shares or Celly Nu Shares, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.5 Withholding

(a)

FSD Pharma and Celly Nu, as the case may be, will be entitled to deduct and withhold from any Consideration otherwise payable to any FSD Pharma Securityholder under this Plan of Arrangement (including any payment to FSD Pharma Shareholders exercising Dissent Rights) such amounts as FSD Pharma or Celly Nu are permitted or required to deduct and withhold with respect to such payment under the Tax Act and the rules and regulations promulgated thereunder, or any provision of any provincial, state, local or foreign tax Law as counsel may advise is permitted or required to be so deducted and withheld by FSD Pharma or Celly Nu, as the case may be. FSD Pharma, Celly Nu, the Transfer Agent or the duly appointed party on behalf of thereof, shall be entitled to dispose of such number of Celly Nu Shares as is necessary to satisfy the withholdings contemplated herein.

(b)

For the purposes of such deduction and withholding: (i) all withheld amounts shall be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder; and (ii) such deducted or withheld amounts shall be remitted to the appropriate Authority in the time and manner permitted or required by the applicable Law by or on behalf of FSD Pharma or Celly Nu, as the case may be.

(c)

FSD Pharma, Celly Nu and the Transfer Agent shall be entitled to deduct and withhold from any amount otherwise payable to any FSD Pharma Securityholder, as applicable, such amounts as FSD Pharma, Celly Nu, or the Transfer Agent is required or permitted to deduct and withhold with respect to such payment under the Tax Act or US Tax Code, or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended. FSD Pharma, Celly Nu or the Transfer Agent shall be entitled to dispose of such number of Celly Nu Shares as is necessary to satisfy the withholdings contemplated herein. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the FSD Pharma Securityholder, as applicable, in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

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Section 2.6 Post-Effective Date Procedures

Subject to the provisions of Article 4 hereof, and upon return of a properly completed Letter of Transmittal by a registered former FSD Pharma Securityholder together with certificates, if any, which, immediately prior to the Effective Date, represented Class A Shares, Class B Shares or FSD Pharma Distribution Warrants, as the case may be and such other documents as the Depositary may require, former FSD Pharma Securityholders shall be entitled to receive delivery of certificates representing the Arrangement Consideration Shares to which they are entitled pursuant to Section 2.2.

Section 2.7 Deemed Fully Paid and Non-Assessable Shares

All Arrangement Consideration Shares issued or distributed pursuant hereto, as the case may be, shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares for all purposes of the OBCA or the BCBCA, as applicable.

ARTICLE 3

RIGHTS OF DISSENT

Section 3.1 Rights of Dissent

Pursuant to the Interim Order, registered holders of Class B Shares , Class A Shares and FSD Pharma Distribution Warrants may exercise rights of dissent (the “Dissent Rights”) pursuant to and in the manner set forth in Section 185 OBCA, as modified by this Article 3, the Interim Order and the Final Order, with respect to Class B Shares and Class A Shares in connection with the Arrangement, provided that the written notice setting forth the objection of such registered FSD Pharma Securityholder to the Arrangement Resolution must be received by FSD Pharma not later than 5:00p.m. (Toronto time) on the Business Day that is two Business Days immediately preceding the Meeting or any date to which the Meeting may be postponed or adjourned. Each Dissenting Shareholder who duly exercises its Dissent Rights in accordance with this Section 3.1, shall be deemed to have transferred all FSD Pharma Shares held by such Dissenting Shareholder and in respect of which Dissent Rights have been validly exercised, to FSD Pharma, free and clear of all Encumbrances, as provided in Section 2.2(a) and if such Dissenting Shareholder:

(a)

is ultimately entitled to be paid fair value for its Class B Shares or Class A Shares, such Dissenting Shareholder: (i) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.2(a)); (ii) will be entitled to be paid the fair value of such Class B Shares or Class A Shares by FSD Pharma, which fair value, notwithstanding anything to the contrary contained in section 185 of the OBCA, shall be determined as of the close of business on the Business Day immediately preceding the date on which the Arrangement Resolution was adopted; and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement if such Dissenting Shareholder had not exercised its Dissent Rights in respect of such Class B Shares or Class A Shares; or

(b)

ultimately is not entitled, for any reason, to be paid fair value for such Class B Shares or Class A Shares, such Dissenting Shareholder shall be deemed to have participated in the Arrangement on the same basis as a non‐dissenting holder of Class B Shares or Class A Shares and shall be entitled to receive only the Consideration contemplated by Section 2.2(e) that such Dissenting Shareholder would have received pursuant to the Arrangement if such Dissenting Shareholder had not exercised its Dissent Rights.

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Section 3.2 Recognition of Dissenting Shareholders

In no circumstances shall FSD Pharma or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is a registered holder of those Class B Shares or Class A Shares, in respect of which such Dissent Rights are sought to be exercised. For greater certainty, in no case shall FSD Pharma or any other Person be required to recognize any Dissenting Shareholder as a holder of Class B Shares or Class A Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfer under Section 2.2 (a) and the name of such Dissenting Shareholder shall be removed from the register of FSD Pharma Securityholders as to those FSD Pharma Shares in respect of which Dissent Rights have been validly exercised at the same time as the event described in Section 2.2(a) occurs.

ARTICLE 4

CERTIFICATES

Section 4.1 Delivery of Securities

As soon as practicable following the Effective Date, FSD Pharma and Celly Nu, as applicable, will forward or cause to be forwarded by the Transfer Agent or otherwise, by registered mail postage prepaid) or hand delivery to FSD Pharma Securityholders as of the Effective Date at the address specified in the register of FSD Pharma Securityholders, certificates representing the number of Celly Nu Shares to be delivered to such FSD Pharma Securityholders pursuant to the Arrangement. The Parties agree to use their reasonable efforts to deliver the Celly Nu Shares in the form of direct registration statements issued by the Transfer Agent, rather than physical certificates if practicable without undue financial expense.

Section 4.2 Payment of Consideration

(a)

Following receipt of the Final Order and prior to the Effective Date, the Parties shall deliver or arrange to be delivered to the Depositary the certificates representing Celly Nu Shares required to be distributed to the FSD Pharma Securityholders in accordance with Section 4.2(a) hereof, which certificates shall be held by the Depositary as agent and nominee for such FSD Pharma Securityholders for distribution to such FSD Pharma Securityholders in accordance with the provisions hereof. Following receipt of the Final Order and prior to the Effective Date, FSD Pharma shall deliver or arrange to be delivered to the Depositary an irrevocable treasury order directing the Depository to issue the certificates representing the FSD Pharma New Class B Shares, FSD Pharma New Class A Shares and FSD Pharma New Distribution Warrants required to be issued to the FSD Pharma Securityholders in accordance with Section 4.2(a) hereof, which certificates shall be held by the Depositary as agent and nominee for such former FSD Pharma Securityholders for distribution to such former FSD Pharma Securityholders in accordance with the provisions hereof.

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(b)

Subject to surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Class B Shares, Class A Shares or FSD Pharma Distribution Warrants together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, following the Effective Time the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the Consideration which such holder has the right to receive under this Plan of Arrangement, less any amounts withheld pursuant to Section 2.5, and any certificate so surrendered shall forthwith be cancelled.

(c)

Until surrendered as contemplated by Section 4.2(a), each certificate that immediately prior to the Effective Time represented a Class B Share, Class A Share or FSD Pharma Distribution Warrant shall be deemed after the Effective Time to represent only the right to receive, upon such surrender, the Consideration to which the holder thereof is entitled in lieu of such certificate as contemplated by Section 2.4 and this Section 4.2, less any amounts withheld pursuant to Section 2.5. Any such certificate formerly representing Class B Shares, Class A Shares or FSD Pharma Distribution Warrants not duly surrendered on or before the sixth anniversary of the Effective Date shall:

(i)	cease to represent a claim by, or interest of, any former FSD Pharma Securityholder of any kind or nature against or in FSD Pharma or Celly Nu (or any successor to any of the foregoing); and

(ii)	be deemed to have been surrendered to FSD Pharma and shall be cancelled.

(d)

No holder of a Class B Share or Class A Share nor any FSD Pharma Distribution Warrantholders shall be entitled to receive any consideration with respect to such securities other than the Consideration to which such holder is entitled in accordance with Section 2.2(e)i and Section 2.2(e)ii and this Section 4.2 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

Section 4.3 Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Class B Shares, Class A Shares, or FSD Pharma Distribution Warrants that are ultimately entitled to Consideration pursuant to Section 2.2(e) and Section 2.2(h) shall have been lost, stolen or destroyed, upon the making of an affidavit or statutory declaration of that fact by the person claiming such certificate to be lost, stolen or destroyed and who was listed immediately prior to the Effective Time as the registered holder thereof on the securities registers maintained by or on behalf of FSD Pharma, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, certificates representing the Consideration that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, provided the holder to whom the Consideration is to be delivered shall, as a condition precedent to the delivery, give a bond satisfactory to FSD Pharma and the Depositary (acting reasonably) in such sum as FSD Pharma and the Depositary may direct, or otherwise indemnify FSD Pharma and the Depositary in a manner satisfactory to FSD Pharma and the Depositary, acting reasonably, against any claim that may be made against FSD Pharma or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

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Section 4.4 Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or paid with a record date after the Effective Time with respect to Arrangement Consideration Shares shall be delivered to the holder of any certificate formerly representing Class B Shares, Class A Shares or FSD Pharma Distribution Warrants, respectively, unless and until the holder of such certificate shall have complied with the provisions of Section 4.2. Subject to applicable Law and to Section 4.2 at the time of such compliance, there shall, in addition to the delivery of the Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of any dividend or other distribution declared or made after the Effective Time with respect to the Arrangement Consideration Shares to which such holder is entitled in respect of such holder's Consideration.

Section 4.5 Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all FSD Pharma Securities issued or outstanding at or prior to the Effective Time, (b) the rights and obligations of the FSD Pharma Securityholders and of FSD Pharma, Depositary, Transfer Agent and any transfer agent or other depositary, in relation to the FSD Pharma Securities and the Arrangement Consideration Shares shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any FSD Pharma Securities shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

Section 4.6 U.S. Securities Laws Exemption

Notwithstanding any provision herein to the contrary, the Parties agree that this Plan of Arrangement will be carried out with the intention that all of the Arrangement Consideration Shares constituting the Consideration issued pursuant to this Plan of Arrangement will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act as provided by Section 3(a)(10) thereof.

ARTICLE 5

AMENDMENTS

Section 5.1 Right to Amend

FSD Pharma reserves the right to amend, modify or supplement (or do all of the foregoing) this Plan of Arrangement from time to time and at any time prior to the Effective Date provided that any such amendment, modification and/or supplement must be contained in a written document that is:

(a)	approved by Celly Nu;

(b)	filed with the Court and, if made following the Meeting, approved by the Court; and

(c)	communicated to FSD Pharma Securityholders if and as required by the Court (if so required).

Section 5.2 Amendment Made Prior to or at the Meeting

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by FSD Pharma at any time prior to or at the Meeting, with or without any other prior notice or communication (except to the extent required by the Court), and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

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Section 5.3 Amendment After the Meeting

Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Meeting shall be effective only:

(a)	if it is consented to by FSD Pharma and Celly Nu; and

(b)	if required by the Court or applicable law, it is consented to by the FSD Pharma Securityholders, as applicable, voting in the manner directed by the Court.

Section 5.4 Amendment After the Effective Date

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by FSD Pharma, provided that it concerns a matter which, in the reasonable opinion of FSD Pharma, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interest of any holder of FSD Pharma Securities or Celly Nu Shares and such amendments, modifications or supplements to the Plan of Arrangement need not be filed with Court or communicated to the FSD Pharma Securityholders.

ARTICLE 6 FURTHER ASSURANCES

Section 6.1 Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur at the time and in the manner set out in this Plan of Arrangement without any further act or formality, FSD Pharma and Celly Nu shall make, do and execute, or cause to be made, done or executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

ARTICLE 7

TERMINATION

Section 7.1 Termination

Notwithstanding any prior approvals by the Court or by the FSD Pharma Securityholders, the Board of Directors of FSD Pharma may decide not to proceed with the Arrangement and to revoke the Arrangement Resolution adopted at the Meeting without further approval of the Court or the FSD Pharma Securityholders.

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SCHEDULE “A”

ARRANGEMENT RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION OF THE FSD PHARMA SECURITYHOLDERS THAT:

1.

The arrangement (the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario) (the “OBCA”) involving FSD Pharma Inc., a corporation existing under the laws of the province of Ontario (“FSD Pharma”), its shareholders and warrantholders and Celly Nutrition Corp., a corporation existing under the laws of the Province of British Columbia (“Celly Nu”), all as more particularly described and set forth in the management information circular (the “Circular”) of FSD Pharma accompanying the notice of meeting (as the Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

2.

The plan of arrangement (the “Plan of Arrangement”) implementing the Arrangement, the full text of which is set out in Schedule “A” of the Circular (as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

3.

The arrangement agreement (the “Arrangement Agreement”) between FSD Pharma and Celly Nu and all the transactions contemplated therein, the actions of the directors of FSD Pharma in approving the Arrangement and the actions of the directors and officers of FSD Pharma in executing and delivering the Arrangement Agreement and any amendments thereto are hereby ratified and approved.

4.

Notwithstanding that this resolution has been passed (and the Arrangement approved) by the FSD Pharma Securityholders or that the Arrangement has been approved by the Ontario Superior Court of Justice, the directors of FSD Pharma are hereby authorized and empowered, without further notice to, or approval of, the FSD Pharma Securityholders:

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(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or
(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement;

in each case without further approval of the securityholders of FSD Pharma.

5.

FSD Pharma is hereby authorized to apply for a final order from the Ontario Superior Court of Justice to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented, or amended in accordance with their respective terms).

6.

Any director or officer of FSD Pharma is hereby authorized and directed, for and on behalf and in the name of FSD Pharma, to execute and deliver, whether under the corporate seal of FSD Pharma or otherwise, all such deeds, instruments, assurances, agreements, forms, waivers, notices, certificates, confirmations and other documents and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of FSD Pharma, and all necessary filings and obtaining the necessary approvals, consents, and acceptances of appropriate regulatory authorities; and
(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by FSD Pharma,

such determination to be conclusively evidenced by the execution and delivery of such document, agreement, or instrument or the doing of any such act or thing.

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SCHEDULE “B”

FSD PHARMA DISTRIBUTION WARRANTS PROVISION

Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Class B Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Class B Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Class B Shares are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any Class B Shares as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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